Exhibit 99.1

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-997-2406	6830 Old Dominion Drive
McLean, VA 22101

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA

Website: www.sonabank.com

Southern National Bancorp of Virginia, Inc. announces management changes.

For immediate release

Monday, January 11, 2021

McLean, Virginia, January 11, 2021 – Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) (“Southern National” or the “Company”), and its wholly-owned subsidiary Sonabank (the “Bank”), today announced that Matthew A. Switzer has joined the Company as Executive Vice President and Chief Financial Officer. Jeff Karafa has assumed the title of Chief Accounting Officer and will continue to be responsible for the accounting and financial reporting functions of the Company.

Mr. Switzer brings a wealth of financial services experience to Southern National. He has spent the last fifteen years as an investment banker advising community banks on mergers and acquisitions, capital raising and strategy. Mr. Switzer comes to the Company from Stephens Inc. where he was a managing director and prior to that was a managing director with Keefe, Bruyette & Woods, a Stifel Company. A Richmond, Virginia native, Mr. Switzer has an MBA with a concentration in Finance from the University of North Carolina’s Kenan-Flagler Business School and a Bachelor of Science with High Distinction in Chemical Engineering from the University of Virginia.

“Our Company is very excited to have Matt join our team”, stated Dennis Zember, President and CEO of Southern National. “I have worked with him in his previous roles for over ten years, and relied heavily on him for his advice and opinions on the ideas and strategies to build value and be distinct. His experience in our industry, and his enthusiasm for our strategy will pay decades of dividends for our employees and our shareholders.”

About Southern National Bancorp of Virginia, Inc.

As of September 30, 2020, Southern National had $3.15 billion in total assets, $2.52 billion in total loans and $2.22 billion in total deposits. Sonabank, the Company’s banking subsidiary provides a range of financial services to individuals and small and medium sized businesses through forty-two full-service branches in Virginia and Maryland and through certain internet and mobile applications.

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